Exhibit 99.1

908 Devices Reports Third Quarter 2026 Financial Results and Achieves Record Revenue

Revenue increased 35% compared to prior year

Raises low end of 2026 revenue outlook

BURLINGTON, Mass. – November 10, 2026 – 908 Devices Inc. (Nasdaq: MASS), a core small-cap growth company focused on purpose-built handheld chemical analysis tools for vital health, safety, and defense tech applications, today reported financial results for the quarter ended September 30, 2026.

"We had a strong third quarter, driven by our FTIR portfolio, with revenue growing 35% year-over-year to $19 million and device shipments reaching a new company record,” said Kevin J. Knopp, CEO and Co-founder. "Our proven platforms are winning orders across the globe as customers accelerate efforts to modernize their detection capabilities and stay ahead of an evolving threat landscape. NIRLab is also gaining traction, both in unit volumes and pipeline, as we build a growing base of connected, recurring revenue. With continued operational discipline and healthy customer funding supporting demand, we are well positioned as we head toward the end of the year.”

Recent Highlights

●	Revenue of $19.0 million for the third quarter of 2026, increasing 35% year-over-year
●	Recurring revenue of $5.1 million, representing 27% of total revenues for the quarter
●	Gross margin of 53% and adjusted gross margin of 58% for the third quarter of 2026
●	Net loss from continuing operations of $4.6 million and Adjusted EBITDA loss of $1.7 million for the third quarter of 2026
●	Ended the quarter with a strong balance sheet, with a cash position of $99.1 million
●	Shipped approximately 100 NIRLab devices in the first full quarter following the acquisition

Third Quarter 2026 Financial Results

Revenue was $19.0 million for the three months ended September 30, 2026, a 35% increase over the prior year period, driven by an increase in product revenue for FTIR devices and the addition of NIRLab revenue. The installed base grew 26% year-over-year to 4,409 devices, with 308 devices placed during the third quarter, a new company record. Recurring revenue represented 27% of total revenues in the quarter.

Gross profit was $10.0 million for the third quarter of 2026, compared to $7.4 million for the corresponding period in the prior year. GAAP gross margin was 53% as compared to 53% for the corresponding prior year period. Adjusted gross profit was $10.9 million for the third quarter of 2026, compared to $8.1 million for the corresponding period in the prior year. Adjusted gross margin was 58%, as compared to 58% for the corresponding prior year period.

Operating expenses were $15.5 million for the third quarter of 2026, compared to $23.7 million for the corresponding prior year period. The $8.2 million decrease was primarily driven by an $11.0 million noncash reduction in expense related to the change in fair value of contingent consideration, partially offset by a $2.8 million increase in selling, general and administrative expenses.

Net loss from continuing operations was $4.6 million for the third quarter of 2026, compared to a net loss from continuing operations of $14.9 million for the corresponding prior year period. Adjusted EBITDA was a loss of $1.7 million for the third quarter of 2026, compared to a loss of $1.8 million for the corresponding period in the prior year.

Net loss attributable to common stockholders was $4.6 million for the third quarter of 2026, compared to $15.0 million for the corresponding prior year period.

Cash, cash equivalents and marketable securities were $99.1 million as of September 30, 2026, with no debt outstanding.

2026 Guidance

908 Devices updates its full year revenue guidance range to $68.5 million to $70.0 million (from $68.0 million to $70.0 million previously), raising the low end of the range and representing 22% to 25% growth compared to 2025 revenue.

Webcast Information

908 Devices will host a conference call to discuss the third quarter 2026 financial results before market open on Tuesday, November 10, 2026 at 8:30 am Eastern Time. A webcast of the conference call can be accessed in the Investor Relations section of 908devices.com. The webcast will be archived and available for replay for at least 90 days after the event.

About 908 Devices

908 Devices is revolutionizing chemical analysis with its simple handheld devices, addressing life-altering applications. The Company’s devices are used at the point-of-need to interrogate unknown and invisible materials and provide quick, actionable answers in vital health, safety and defense tech applications, addressing the fentanyl and illicit drug crisis, toxic carcinogen exposure, and global security threats. The Company designs and manufactures innovative products that bring together the power of complementary analytical technologies, software automation, and machine learning. For more information, visit www.908devices.com.

Non-GAAP Measures of Financial Performance

To supplement the Company’s financial statements, which are presented on the basis of U.S. generally accepted accounting principles (GAAP), the following non-GAAP measures of financial performance are included in this release and presented with detailed reconciliations to comparable GAAP financial results in the tables below:

●	Adjusted gross profit is defined as gross profit excluding intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), and non-cash expenses related to stock-based compensation.
●	Adjusted gross margin is defined as adjusted gross profit expressed as a percentage of total revenue.
●	Adjusted EBITDA is defined as net income (loss) from continuing operations excluding other income, benefit for income taxes, depreciation, intangible amortization, acquisition and integration costs, restructuring charges (including the costs of severance), non-cash expenses related to stock-based compensation, and costs associated with contingent consideration related to the Company’s acquisitions and for which the conditions for payment have not yet been achieved.

The Company has not reconciled its guidance for adjusted gross margin and adjusted EBITDA to GAAP gross margin and GAAP net loss from continuing operations, respectively, in reliance on the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K, because certain reconciling items that affect these measures, including changes in the fair value of contingent consideration related to the NIRLAB acquisition, acquisition and integration related costs, and income tax effects, have not occurred, are outside the Company’s control, or cannot be reasonably predicted. Accordingly, reconciliations to the most directly comparable GAAP measures are not available without unreasonable effort. These unavailable items could significantly affect the Company’s GAAP results.

The Company’s non-GAAP financial results presented in this earnings release exclude certain costs that management believes do not have a direct correlation to future business operations, nor do the resulting charges recorded accurately reflect the performance of ongoing operations for the period in which such charges are recorded, nor do the resulting charges recorded accurately reflect the anticipated cash flows of ongoing operations, and as such, excluding these costs allows management to understand and evaluate core operating performance and trends. However, as there are no standardized methods of calculating these non-GAAP financial measures, the Company’s methods may differ from those used by other companies in its industry, and accordingly, the use of these measures may not be directly comparable to similar measures used by others, thus limiting their usefulness for purposes of comparison. Furthermore, these non-GAAP measures have certain limitations since they do not include the impact of certain expenses and cash flows that are reflected in the Company’s GAAP financial results. Accordingly, when analyzing the Company’s operating performance and guidance, investors should not consider non-GAAP measures in isolation or as a substitute for, or superior to, comparable financial measures prepared in accordance with GAAP. Rather, the Company believes that these non-GAAP financial measures, when viewed in addition to and not in lieu of reported GAAP financial results, provide investors with additional meaningful information to assess financial performance and trends, enable comparison of financial results between periods, and allow for greater transparency with respect to key metrics utilized internally in analyzing and operating the Company’s business.

Forward Looking Statements

This press release includes “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical facts are forward-looking statements, including, without limitation, statements regarding the Company’s future revenue and growth and future business prospects and market opportunities. Words such as “may,”

“will,” “expect,” “plan,” “anticipate,” “estimate,” “intend” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on management’s current expectations and involve known and unknown risks, uncertainties and assumptions which may cause actual results to differ materially from any results expressed or implied by any forward-looking statement, including the risks outlined under “Risk Factors” and elsewhere in the Company’s filings with the Securities and Exchange Commission (SEC) which are available on the SEC's website at www.sec.gov. Additional information will be made available in our annual and quarterly reports and other filings that we make from time to time with the SEC. Although the Company believes that the expectations reflected in its forward-looking statements are reasonable, it cannot guarantee future results. The Company has no obligation, and does not undertake any obligation, to update or revise any forward-looking statement made in this press release to reflect changes since the date of this press release, except as may be required by law.

Contact:

Matt Roache

VP, Investor Relations

mroache@908devices.com

908 DEVICES INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Revenue:
Product revenue	$15,758	$10,844	$39,469	$28,950
Service and contract revenue	3,192	3,161	8,937	9,867
Total revenue	18,950	14,005	48,406	38,817
Cost of revenue:
Product cost of revenue	7,594	5,290	19,167	15,338
Service and contract cost of revenue	1,339	1,360	3,997	4,210
Total cost of revenue	8,933	6,650	23,164	19,548
Gross profit	10,017	7,355	25,242	19,269
Operating expenses:
Research and development	3,819	3,837	10,888	12,071
Selling, general and administrative	11,980	9,134	33,007	29,712
Change in fair value of contingent consideration	(305)	10,708	12,518	19,999
Total operating expenses	15,494	23,679	56,413	61,782
Loss from operations	(5,477)	(16,324)	(31,171)	(42,513)
Other income, net	848	1,443	2,639	4,958
Loss from continuing operations before income taxes	(4,629)	(14,881)	(28,532)	(37,555)
Income tax benefit (expense), net	50	(29)	104	(100)
Net loss from continuing operations	(4,579)	(14,910)	(28,428)	(37,655)
Net income (loss) from discontinued operations, net of tax	—	(72)	—	52,970
Net income (loss) attributable to common stockholders	$(4,579)	$(14,982)	$(28,428)	$15,315
Net income (loss) from continuing operations per share attributable to common stockholders, basic and diluted	$(0.11)	$(0.41)	$(0.74)	$(1.05)
Net income (loss) from discontinued operations per share attributable to common stockholders, basic and diluted	$—	$—	$—	$1.48
Net income (loss) per share attributable to common stockholders, basic and diluted	$(0.11)	$(0.41)	$(0.74)	$0.43
Weighted average common shares outstanding
Basic and diluted	41,069,053	36,101,051	38,554,027	35,791,111

908 DEVICES INC.

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	September 30,	December 31,
	2026	2025
Assets
Current assets:
Cash, cash equivalents and marketable securities	$99,122	$112,970
Accounts receivable, net	17,219	11,327
Inventory	14,693	12,990
Prepaid expenses and other current assets	4,111	7,272
Total current assets	135,145	144,559
Operating lease, right-of-use assets	4,729	4,397
Property and equipment, net	4,440	4,232
Goodwill	10,244	—
Intangible, net	44,066	36,412
Other long-term assets	734	471
Total assets	$199,358	$190,071
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$11,005	$8,424
Deferred revenue	11,592	8,934
Operating lease liabilities and other liabilities	2,290	16,706
Total current liabilities	24,887	34,064
Deferred revenue, net of current portion	11,291	8,331
Contingent consideration, net of current portion	8,189	—
Other long-term liabilities	5,188	3,977
Total liabilities	49,555	46,372
Total stockholders' equity	149,803	143,699
Total liabilities and stockholders' equity	$199,358	$190,071

908 DEVICES INC.

Reconciliations of GAAP to Non-GAAP Financial Measures

(Unaudited, amounts in thousands, except percentage and per share data)

In all tables below, totals may not add due to rounding

Reconciliation from Gross Profit (GAAP) to Adjusted Gross Profit (Non-GAAP) and Margin Percentage:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Gross Profit (GAAP)	$10,017	7,355	25,242	19,269

Intangible amortization	785	635	2,154	1,904
Acquisition and integration costs	-	-	-	50
Restructuring	9	-	9	288
Stock-based compensation	136	158	397	381

Adjusted Gross Profit (Non-GAAP)	$10,947	$8,148	$27,802	$21,892

Gross Margin Percentage (GAAP)	53%	53%	52%	50%

Adjusted Gross Margin Percentage (Non-GAAP)	58%	58%	57%	56%

Reconciliation from Net Income (Loss) from Continuing Operations (GAAP) to Adjusted EBITDA (Non-GAAP):

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2026	2025	2026	2025

Net Loss from continuing operation (GAAP)	$(4,579)	(14,910)	(28,428)	(37,655)

Adjustments:
Other income, net	(848)	(1,443)	(2,639)	(4,958)
Benefit (Provision) for income taxes	(50)	29	(104)	100
Depreciation	485	358	1,333	909
Intangible amortization	1,019	732	2,680	2,158
Acquisition and integration costs	62	63	1,196	703
Restructuring	93	242	93	1,507
Stock-based compensation	2,337	2,379	7,049	6,935
Change in fair value of NIRLAB holdback shares	109	-	173	-
Change in fair value of contingent consideration	(305)	10,708	12,518	19,999

Adjusted EBITDA (Non-GAAP)	$(1,677)	$(1,842)	$(6,129)	$(10,302)